As filed with the Securities and Exchange Commission on September 3, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
FORM S- 8
REGISTRATION STATEMENT
 UNDER THE SECURITIES ACT OF 1933
TEVA PHARMACEUTICAL INDUSTRIES LIMITED
 (Exact name of registrant as specified in its charter)
Israel (State or other jurisdiction or incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

5 Basel Street
P.O. Box 3190
Petach Tikva, 4951033 Israel
 (Address of Principal Executive Offices)
___________________________________________________________
Teva Pharmaceutical Industries Limited
2015 Long-Term Equity-Based Incentive Plan
 (Full title of the plan)
___________________________________________________________
Teva Pharmaceuticals USA, Inc.
1090 Horsham Road
North Wales, Pennsylvania 19454
Attention:  Deborah Griffin
(215) 591-3000
 (Name, address and telephone number, including area code, of agent for service)
___________________________________________________________
Copy to:
Jeffrey S. Hochman, Esq.
Michael A. Katz, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-6099
 (212) 728-8000
___________________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.  (Check one):
Large accelerated filer ☒                                                  Accelerated filer ☐
Non-accelerated filer  ☐   (Do not check if a smaller reporting company)   Smaller reporting company  ☐
CALCULATION OF REGISTRATION FEE
Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Ordinary Shares, NIS 0.1 par value, deposited as American Depositary Shares	46,200,000	$63.35	$2,926,770,000.00	$340,090.67
(1)	American Depositary Shares (“ADSs”) issuable on deposit of ordinary shares of Teva Pharmaceutical Industries Limited (the “Registrant”), NIS 0.1 par value (“Ordinary Shares”), have been registered under a separate registration statement. One ADS equals one Ordinary Share.
(2)	This Registration Statement on Form S-8 (this “Registration Statement”) covers 46,200,000 Ordinary Shares, which may be issued under the Teva Pharmaceutical Industries Limited 2015 Long-Term Equity-Based Incentive Plan (the “Plan”), which was adopted effective September 3, 2015. This amount includes 43,700,000 Ordinary Shares which were approved by the Registrant’s shareholders and 2,500,000 Ordinary Shares that may be issued under the Plan as a result of awards outstanding under the Teva Pharmaceutical Industries Limited 2010 Long-Term Equity-Based Incentive Plan that expire or are canceled, forfeited, settled in cash or otherwise terminated without delivery to the grantee of the full number of shares to which the award related. In addition, this Registration Statement covers an indeterminable number of additional Ordinary Shares as may hereafter be offered or issued pursuant to the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration and pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Estimated solely for calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices per share of the Ordinary Shares represented by ADSs on September 1, 2015, as reported by The New York Stock Exchange.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Teva Pharmaceutical Industries Limited (the “Registrant”), to register 43,700,000 ordinary shares of the Registrant, NIS 0.1 par value (“Ordinary Shares”), which may be issued under the Teva Pharmaceutical Industries Limited 2015 Long-Term Equity-Based Incentive Plan (the “Plan”), which was adopted effective September 3, 2015, upon approval by the Registrant’s shareholders, and an additional 2,500,000 Ordinary Shares, representing an estimate of shares of Ordinary Shares that may be issued under the Plan as a result of awards outstanding under the Registrant’s 2010 Long-Term Equity-Based Incentive Plan (the “Prior Plan”) that expire or are canceled, forfeited, settled in cash or otherwise terminated without delivery to the grantee of the full number of shares to which the award related.
Concurrently with this Registration Statement, the Registrant is filing post-effective amendment to prior Registration Statement (File No. 333-168331) to remove from registration the shares that remained available for grant under the Prior Plan, which remains in effect only with respect to previously granted awards.
PART I
The documents containing the information required in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”).  Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE
 REGISTRATION STATEMENT
Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents, filed with the Commission by the Registrant, are incorporated by reference into this Registration Statement:
(a)          The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014, filed with the Commission on February 9, 2015 (the “2014 Form 20-F”);
(b)          The Registrant’s Current Reports on Form 6-K, filed with the Commission on April 30,1015 (containing the Registrant’s financial statements for the quarter ended March 31, 2015) and July 30, 2015 (containing the Registrant’s financial statements for the quarter ended June 30, 2015), July 28, 2015, August 3, 2015 and September 3, 2015; and
(c)          The description of the Ordinary Shares and the American Depositary Shares representing the Ordinary Shares, contained in the Registrant’s Registration Statement on Form F-4, filed with the Commission on September 16, 2008, as amended by the description thereof contained in the 2014 Form 20-F.

In addition, all documents, reports and definitive proxy or information statements filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document or information is incorporated by reference into this Registration Statement.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.
Item 4.	DESCRIPTION OF SECURITIES
Not applicable.
Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL
Not applicable.
Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS
The Israeli Companies Law, 5759-1999, as amended (the “Companies Law”), provides that a company may not exempt or indemnify a director or an executive officer, or enter into an insurance contract, which would provide coverage for any liability incurred as a result of any of the following:  (i) a breach by the director and/or executive officer of his or her duty of loyalty unless, with respect to insurance coverage or indemnification, due to a breach of his or her duty of loyalty to the company committed in good faith and with reasonable grounds to believe that such act would not prejudice the interests of the company; (ii) a breach by the director and/or the executive officer of his or her duty of care to the company committed intentionally or recklessly; (iii) any act or omission done with the intent of unlawfully realizing personal gain; or (iv) a fine, monetary sanction, forfeit or penalty imposed upon a director and/or executive officer.  In addition, the Companies Law provides that directors and executive officers can only be exempted in advance with respect to liability for damages caused as a result of a breach of their duty of care to the company (but not for such breaches committed intentionally or recklessly, as noted above, or in connection with a distribution (as defined in the Companies Law)).
The Registrant’s articles of association include provisions under which directors and executive officers of the Registrant are or may be insured or indemnified against liability which they may incur in their capacities as such, subject to the Companies Law.  Articles 102 through 105 of the Registrant’s articles of association provide as follows:

102.	Subject to the provisions of applicable law, the Company shall be entitled to engage in a contract for insurance of the liability of any Officer of the Company, in whole or in part, in respect of any liability or expense imposed on an Officer or expended by him or her as a result of any action which was performed by said Officer in his or her capacity as an Officer of the Company for which insurance may be provided under applicable law, including in respect of any liability imposed on any Officer with respect to any of the following:
(a)	Breach of a duty of care vis-à-vis the Company or vis-à-vis another person;
(b)	Breach of a duty of loyalty vis-à-vis the Company, provided that the Officer acted in good faith and had reasonable grounds to believe that the action in question would not adversely affect the Company;
(c)	Financial liability which shall be imposed upon said Officer in favor of another person as a result of any action which was performed by said Officer in his or her capacity as an Officer of the Company; including
(c1)	A payment which said Officer is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law and expenses that said Officer incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Israeli Securities Law, including reasonable legal expenses, which term includes attorney fees, or in connection with Article D of Chapter Four of Part Nine of the Companies Law.
103.	Subject to the provisions of applicable law, the Company shall be entitled to indemnify post factum and/or undertake in advance to indemnify any Officer of the Company, as a result of any liability or an expense imposed on him or her or expended by him or her as a result of any action which was performed by said Officer in his or her capacity as an Officer of the Company, in respect of any liability or expense for which indemnification may be provided under applicable law, including in respect of any liability or an expense imposed on the Officer as follows:
(a)	Financial liability imposed upon said Officer in favor of another person by virtue of a decision by a court of law, including a decision by way of settlement or a decision in arbitration which has been confirmed by a court of law, provided that the undertaking to indemnify in advance shall be limited to events which, in the opinion of the Board of Directors of the Company, are foreseeable, in light of the Company’s activities at the time that the undertaking to indemnify was given, and shall further be limited to amounts or criteria that the Board of Directors has determined to be reasonable under the circumstances, and provided further that in the undertaking to indemnify in advance the events that the Board of Directors believes to be foreseeable in light of the Company’s activities at the time that the undertaking to indemnify was given are mentioned, as is the amount or criteria that the Board of Directors determined to be reasonable under the relevant circumstances, including
(a1)	A payment which said Officer is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law and expenses that said Officer incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Israeli Securities Law, including reasonable legal expenses, which term includes attorney fees, or in connection with Article D of Chapter Four of Part Nine of the Companies Law.

(b)	Reasonable litigation expenses, including attorney fees, expended by the Officer as a result of an inquiry or a proceeding conducted in respect of such Officer by an authority authorized to conduct same, which was concluded without the submission of an indictment against said Officer and without any financial penalty being imposed on said Officer instead of a criminal proceeding (as such term is defined in the Companies Law), or which was concluded without the submission of an indictment against said Officer with a financial penalty being imposed on said Officer instead of a criminal proceeding, in respect of a criminal charge which does not require proof of criminal intent or in connection with a financial sanction.
(c)	Reasonable litigation expenses, including attorney fees, which said Officer shall have expended or shall have been obligated to expend by a court of law, in any proceedings which shall have been filed against said Officer by or on behalf of the Company or by another person, or with regard to any criminal charge of which said Officer was acquitted, or with regard to any criminal charge of which said Officer was convicted which does not require proof of criminal intent.
104.	Subject to the provisions of applicable law, the Company shall be entitled, in advance, to exempt any Officer of the Company from liability, in whole or in part, with regard to damage incurred as a result of the breach of duty of care vis-à-vis the Company.
105.	Notwithstanding the foregoing, the Company shall be entitled to insure, indemnify and exempt from liability any Officer of the Company to the fullest extent permitted by applicable law. Accordingly, (i) any amendment to the Companies Law, the Israeli Securities Law or any other applicable law expanding the right of any Officer to be insured, indemnified or exempted from liability in comparison to the provisions of these Articles shall, to the extent permitted by applicable law, immediately apply to the fullest extent permitted by applicable law, and (ii) any amendment to the Companies Law, the Israeli Securities Law or any other applicable law adversely affecting the right of any Officer to be insured, indemnified or exempted from liability in comparison to the provision of these Articles shall not be in effect post factum and shall not affect the Company’s obligation or ability to insure, indemnify or exempt from liability an Officer for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.
Pursuant to indemnification and release agreements, the Registrant releases its directors and executive officers from liability and indemnifies them to the fullest extent permitted by law and its articles of association.  Under these agreements, the Registrant undertakes to indemnify each director and executive officer for monetary liabilities imposed by a court judgment (including a settlement or an arbitrator’s award that were approved by a court), provided that such undertaking (i) shall be limited to matters that are connected or otherwise related to certain events or circumstances set forth therein, and (ii) shall not exceed $200 million in the aggregate per director or executive officer.  Under Israeli law, indemnification is subject to other limitations, including those described above.  Subject to applicable law, the Registrant may also indemnify its directors and officers following specific events.

The Registrant’s directors and executive officers are also covered by directors’ and officers’ liability insurance.
Item 7.	EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.
Item 8.	EXHIBITS
The Exhibits to this Registration Statement are listed in the Exhibit Index and incorporated herein by reference.
Item 9.	UNDERTAKINGS
1.            The undersigned Registrant hereby undertakes:
(a)            To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)            to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)            to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with, or furnished to, the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(b)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petach Tikva, State of Israel, on the 3rd day of September, 2015.
TEVA PHARMACEUTICAL INDUSTRIES LIMITED
By:	/s/ Erez Vigodman Erez Vigodman President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENT, that each of the undersigned directors and/or officers of the Registrant hereby constitutes and appoints Erez Vigodman, Eyal Desheh, Richard S. Egosi and Deborah Griffin, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and deliver with the Commission under the Securities Act any and all post-effective amendments to this Registration Statement and generally to do all things and perform any and all acts and things whatsoever requisite and necessary or desirable to enable the Registrant to comply with the provisions of the Securities Act and all requirements of the Commission.
[Signatures to appear on the following page(s).]

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
Name	Title	Date

By: /s/ Yitzhak Peterburg Prof. Yitzhak Peterburg	Chairman	September 3, 2015

By: /s/ Erez Vigodman Erez Vigodman	President, Chief Executive Officer and Director (Principal Executive Officer)	September 3, 2015

By: /s/ Eyal Desheh Eyal Desheh	Chief Financial Officer (Principal Financial Officer)	September 3, 2015

By: /s/ Deborah Griffin Deborah Griffin	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 3, 2015

By: /s/ Roger Abravanel Roger Abravanel	Director	September 3, 2015

By: /s/ Sol J. Barer Sol J. Barer	Director	September 3, 2015

By: /s/ Arie Belldegrun Arie Belldegrun	Director	September 3, 2015

By: /s/ Rosemary A. Crane Rosemary A. Crane	Director	September 3, 2015

By: /s/ Amir Elstein Amir Elstein	Director	September 3, 2015

By: /s/ Gabrielle Greene-Sulzberger Gabrielle Greene-Sulzberger	Director	September 3, 2015

By: /s/ Jean-Michel Halfon Jean-Michel Halfon	Director	September 3, 2015

By: /s/ Gerald M. Lieberman Gerald M. Lieberman	Director	September 3, 2015

By: /s/ Galia Maor Galia Maor	Director	September 3, 2015

By: /s/ Joseph Nitzani Joseph Nitzani	Director	September 3, 2015

By: /s/ Ory Slonim Ory Slonim	Director	September 3, 2015

By: /s/ Deborah Griffin Deborah Griffin	Authorized U.S. Representative	September 3, 2015

INDEX TO EXHIBITS
Exhibit No.                          Description of Exhibit
4.1	Amended and Restated Deposit Agreement, dated January 11, 2008, among Teva Pharmaceutical Industries Limited, The Bank of New York Mellon, as depository, and the holders from time to time of shares, including the form of American Depositary Receipt contained therein (incorporated by reference to the Registrant’s Registration Statement on Form F-6 (Reg. No. 333-116672))
5.1	Opinion of Tulchinsky Stern Marciano Cohen Levitski & Co.
5.2	Opinion of Willkie Farr & Gallagher LLP
23.1	Consent of Kesselman & Kesselman – Independent Registered Public Accounting Firm
23.2	Consent of Tulchinsky Stern Marciano Cohen Levitski & Co. (included in Exhibit 5.1)
23.3	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.2)
24.1	Power of Attorney (reference is made to the signature pages)
99.1	Teva Pharmaceutical Industries Limited 2015 Long-Term Equity-Based Incentive Plan (incorporated by reference to the Registrant’s proxy statement, dated July 30, 2015, relating to its 2015 annual meeting of shareholders)